Exhibit 99.1

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Avista Announces Changes in its Officer Team

SPOKANE, Wash. – Aug. 12, 2019, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today announced changes in its officer team, approved by the Board of Directors. All changes will take effect on Oct. 1, 2019.
Senior Vice President and Chief Human Resources Officer Karen Feltes has announced plans to retire on Feb. 1, 2020, after serving the company and its customers for 21 years.
Feltes started with Avista in 1998, after a career that spanned domestic and international human resources in public and private sectors, which included corporate leadership positions at Microsoft, King County in Seattle, and Federated Department Stores. Throughout her career with Avista, she has been responsible for developing strategic plans for enterprise-wide people systems and leading employee engagement initiatives, internal communications, safety, leadership development and succession planning, labor relations, benefits and compensation strategy, as well corporate and craft training programs. Feltes has been a board member for Avista’s subsidiary company in Alaska, AELP, since July 1, 2014, as well as being the key executive to Avista’s board committee for Compensation and Organization since 2002.
“We want to thank Karen for her 21 years of service to Avista. Her leadership in human resources has played an important role in shaping the culture at Avista and establishing a standard of highly engaged employees who go the extra mile to safely serve our customers and communities,” said Avista Corp. Chairman of the Board and Chief Executive Officer Scott Morris. “We appreciate her service, expertise and dedication, and wish her the best in her retirement.”
A number of other near-term changes have also been approved to further align the leadership team’s structure with the needs of the organization, ensure continuity of leadership and to establish the senior leadership team that will be in place through the CEO transition. The approved officer team changes are as follows:

•	Mark Thies has been promoted from Senior Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer. He will retain his current areas of responsibility.

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Heather Rosentrater has been promoted from Vice President, Energy Delivery to Senior Vice President, Energy Delivery. Her area of responsibility will continue to include the day-to-day operations of the utility, including electric and natural gas engineering, operations and shared services such as fleet, facilities and supply chain.

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Kevin Christie has been promoted from Vice President, External Affairs and Chief Customer Officer to Senior Vice President, External Affairs and Chief Customer Officer. His areas of responsibility will continue to include communications, community outreach and philanthropy, as well as customer energy efficiency and conservation activities, regulatory affairs and new products and services.
As the transition occurs, this group, along with current senior officers, will determine the next steps needed to deliver on the Company’s vision and best meet the needs of its stakeholders.
“We are pleased to make these changes within the senior leadership team to further leverage the strengths of our leaders and ensure we are well-positioned for the future, said Morris. “This team will work closely with incoming CEO Dennis Vermillion on the strategic needs and focus of the organization moving forward.”

About Avista
Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 395,000 customers and natural gas to 362,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 16,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.myavista.com.

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